Exhibit 23.4

1375 Broadway, 15th Floor New York, New York 10018 212.944.4433 212.944.5404 (fax) cpa@rem-co.com	90 Merrick Avenue East Meadow, New York 11554 516.228.9000 516.228.9122 (fax)
CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF RAICH ENDE MALTER & CO. LLP
(INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS)

We consent to the use in the Registration Statement of Florham Consulting Corp. on Form S-1 under the Securities Act of 1933 of our report dated July 12, 2010 on the financial statements of Valley Anesthesia Educational Programs, Inc. as of August 20, 2009 and for the period January 1, 2009 through August 20, 2009, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP

New York, New York
October 1, 2010